Exhibit 99.1

STORE Capital Announces $300 Million Long-Term Debt Financing

And Expands Unsecured Credit Facility to $500 Million

SCOTTSDALE, Ariz., April 29, 2016 - STORE Capital Corporation (NYSE: STOR), an internally managed net-lease real estate investment trust (REIT) that invests in Single Tenant Operational Real Estate, today announced the closing of $300 million of long-term unsecured debt consisting of $200 million of privately placed investment grade-rated senior notes due April 28, 2026 (the “Notes”) and a $100 million floating-rate five-year term loan.  The term loan was effectively converted to a fixed rate for the term of the loan through the use of interest rate swaps.  The Notes were rated BBB- by Fitch Ratings, Inc.  Net proceeds from the issuance of the Notes and the term loan will be used to reduce amounts outstanding under the Company’s unsecured credit facility and for general corporate purposes.

STORE also announced an increase in the size of the commitment amount under its unsecured credit facility to $500 million by accessing $100 million of the accordion feature.  The accordion feature permits STORE to expand the facility to as much as $800 million over the term of the facility, which expires in September 2019.

“The unsecured term borrowing issuance is our second such issuance following the receipt of our investment-grade rating from Fitch Ratings in 2015,” said Christopher Volk, STORE’s Chief Executive Officer.  “The Notes and term loan, which bear a blended interest rate of approximately 4.1%, are consistent with our strategy to evenly ladder our long-term debt maturities, while minimizing our exposure to adjustable-rate borrowings.  This second unsecured borrowing issuance also enables us to continue to raise the already large proportion of our investments that are unencumbered.  Our long-term strategy is to pair this commitment to unsecured borrowings with our seasoned investment-grade STORE Master Funding conduit to improve the long-term diversity and efficiency of our capital structure.  Meanwhile, the increase in our short-term unsecured credit facility is consistent with our balance sheet growth and adds to our financial flexibility.  These transactions are important steps in realizing our stakeholder objectives for 2016 and beyond.”

Goldman, Sachs & Co. and Morgan Stanley acted as placement agents on the sale of the Notes. The term loan was funded through a group of banks led by KeyBanc Capital Markets and Wells Fargo Securities, LLC.

The offer and sale of the Notes have not been registered under the Securities Act of 1933 as amended, and the Notes may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from the registration requirements.  This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any offer, solicitation or sale of any Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About STORE Capital

STORE Capital Corporation is an internally managed net-lease real estate investment trust, or REIT, that is the leader in the acquisition, investment and management of Single Tenant Operational Real Estate, which is its target market and the inspiration for its name. STORE Capital is one of the largest and fastest growing net-lease REITs and owns a large, well-diversified portfolio that consists of investments in 1,325 property locations, substantially all of which are profit centers, in 46 states as of December 31, 2015.  Additional information about STORE Capital can be found on its website at www.storecapital.com.

Forward-Looking Statements

Certain statements contained in this press release that are not historical facts may contain forward-looking statements. Forward-looking statements can be identified by the use of words such as “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximate” or “plan,” or the negative of these words and phrases or similar words or phrases. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. For more information on risk factors for STORE Capital’s business, please refer to the periodic reports it files with the SEC from time to time. These forward-looking statements speak only as of the date of this press release and should not be relied upon as predictions of future events. STORE Capital expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein, to reflect any change in STORE Capital’s expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except as required by law.

Contacts:

Financial Profiles

Investor Contact:

Moira Conlon, 310-622-8220

STORECapital@finprofiles.com

Media Contact:

Tricia Ross, 310-622-8226

STORECapital@finprofiles.com

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